Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES THIRD QUARTER RESULTS

SAN JOSE, CA (July 25, 2007) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its third fiscal quarter ended June 30, 2007.

For the third quarter ended June 30, 2007, Sanmina-SCI reported revenue of $2.5 billion, down from $2.6 billion in the second quarter of fiscal 2007 ended March 31, 2007 and down from $2.7 billion reported in the third quarter of fiscal 2006 ended July 1, 2006.

Non-GAAP Financial Results for the Quarter (1)

For the third quarter of fiscal 2007, the Company reported a net loss of $22.8 million, compared to net income of $0.8 million in the second quarter. The reported loss for the quarter included $23.5 million tax related matters primarily attributable to the Company’s profitable operations which could not be offset by losses incurred at other operations within the Company.  The pre-tax loss was $2.4 million.  Results for the third quarter were also adversely impacted by poor performance in the Company’s components business as a result of weaker demand and operational efficiencies.  Diluted loss per share for the quarter was $0.04, compared to break-even in the prior quarter.  Operating income was $29.1 million or 1.2% of revenue, compared to $40.2 million, or 1.5% of revenue in the prior quarter and $69.1 million, or 2.6% of revenue in the same period a year ago.  Gross profit was $120.3 million or 4.8%, versus $139.2 million, or 5.3% in the prior quarter.

GAAP Financial Results for the Quarter

For the third quarter of fiscal 2007, the Company reported a net loss of $27.6 million, versus net loss of $26.1 million for the second quarter of fiscal 2007 and a net loss of $54.8 million for the same period a year ago.  Diluted loss per share for the quarter was $0.05.

Cash Flow and Balance Sheet Metrics

Cash flow from operations amounted to $240.7 million for the third quarter and $364.7 million fiscal year-to-date.  Working capital ratios continued to strengthen as cash cycle days improved to 35 days, a 7 day improvement compared to the prior quarter.  Inventory decreased $84.6 million compared to the prior quarter and was down approximately $185.8 million fiscal year-to-date.  Inventory turns improved to 8.4x.

During the quarter the Company paid down approximately $100 million of debt and as of June 30, 2007 reported $780.5 million in cash and cash equivalents, an increase of $116.4 million over the prior quarter and up $288.6 million fiscal year-to-date.  At quarter-end, the Company also reported a current ratio of 1.9, working capital of $1.6 billion, and stockholders’ equity of $2.3 billion.

FINANCIAL RESULTS

(In thousands, except per share data)	Q3:2007	Q2:2007	Q3:2006
Revenue	$2,488,359	$2,611,689	$2,707,900
GAAP:
Net Loss	$(27,640)	$(26,132)	$(54,802)
Loss per share	$(0.05)	$(0.05)	$(0.10)
Non-GAAP:(1)
Gross Profit	$120,323	$139,155	$163,941
Gross Margin	4.8%	5.3%	6.1%
Operating Income	$29,061	$40,165	$69,145
Operating Margin	1.2%	1.5%	2.6%
Net Income (loss)	$(22,811)	$793	$34,421
Earnings (loss) per share	$(0.04)	$0.00	$0.07

(1)             Non-GAAP financial results exclude integration and restructuring costs, amortization expense, impairment charges, stock-based compensation expenses and other infrequent or unusual items.  Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available in the Investor Relations section of our website at www.sanmina-sci.com.

“We are clearly disappointed that our revenue and earnings results fell below our expectations for the quarter.  These results were primarily impacted by continued weak demand and operational efficiencies in our components business.  We remain focused on improving our component operations and anticipate that the recent addition of Walt Hussey as President of our Technology Components Group will help us get this business back on track.   We are, however, pleased with the improvements in our cash flow from operations and working capital ratios.  We expect to continue to generate positive cash flow from operations,” stated Jure Sola, Chairman and Chief Executive Officer.

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission for a description of some of the factors that could influence the Company’s ability to achieve the projected results.

The Company provides the following guidance with respect to its fourth fiscal quarter ending September 29, 2007:

•      Revenue is expected to be in the range of $2.5 billion to $2.6 billion;

•      Non-GAAP diluted earnings per share of approximately $0.00 (see Non-GAAP Financial Information below).

Non-GAAP Financial Information

In the summary table set forth above, we present the following non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com. Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Wednesday, July 25, 2007 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.   A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 7398826.

About Sanmina-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2006 Annual Report on Form 10-K filed on January 3, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Press Release Financials

SANMINA-SCI

2700 North First Street

San Jose, CA 95134

Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	June 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$780,460	$491,829
Accounts receivable, net	1,309,871	1,526,373
Inventories	1,132,555	1,318,400
Prepaid expenses and other current assets	152,190	131,144
Deferred income taxes	22,803	23,257
Restricted cash	8,846	—
Total current assets	3,406,725	3,491,003

Property, plant and equipment, net	603,747	620,132
Goodwill	1,617,747	1,613,230
Other intangible assets, net	24,061	29,802
Other non-current assets	89,047	94,512
Restricted cash	13,393	13,751
Total assets	$5,754,720	$5,862,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,441,851	$1,494,603
Accrued liabilities	214,401	223,263
Accrued payroll and related benefits	136,351	156,248
Current portion of long-term debt	78	100,135
Total current liabilities	1,792,681	1,974,249

Long-term liabilities:
Long-term debt, net of current portion	1,577,113	1,507,218
Other	118,782	110,400
Total long-term liabilities	1,695,895	1,617,618

Total stockholders’ equity:	2,266,144	2,270,563
Total liabilities and stockholders’ equity	$5,754,720	$5,862,430

Press Release Financials

SANMINA-SCI

2700 North First Street

San Jose, CA 95134

Tel: 408-964-3610

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales	$2,488,359	$2,707,900	$7,878,838	$8,238,115
Cost of sales	2,369,584	2,545,762	7,453,665	7,742,931
Gross profit	118,775	162,138	425,173	495,184
Operating expenses:
Selling, general and administrative	92,281	85,936	282,095	263,088
Research and development	6,136	10,804	24,069	30,285
Amortization of intangible assets	1,721	2,181	4,982	6,485
Restructuring costs	6,739	72,793	28,901	129,014
Impairment of tangible assets	—	5,570	—	5,570
Total operating expenses	106,877	177,284	340,047	434,442
Operating income (loss)	11,898	(15,146)	85,126	60,742
Interest Income	3,786	3,526	23,357	14,542
Interest expense	(41,044)	(27,676)	(130,155)	(91,352)
Loss on extinguishment of debt	(3,175)	—	(3,175)	(84,600)
Other income (expense), net	5,802	(5,348)	16,210	(14,737)
Interest and other expense, net	(34,631)	(29,498)	(93,763)	(176,147)
Loss before income taxes and cumulative effect of accounting change	(22,733)	(44,644)	(8,637)	(115,405)

Provision for income taxes	4,907	10,158	16,886	3,760

Loss before cumulative effect of accounting change	(27,640)	(54,802)	(25,523)	(119,165)

Cumulative effect of accounting change, net of tax	—	—	—	5,695

Net loss	$(27,640)	$(54,802)	$(25,523)	$(113,470)

Net loss per share before cumulative effect of accounting change:
Basic	$(0.05)	$(0.10)	$(0.05)	$(0.23)
Diluted	$(0.05)	$(0.10)	$(0.05)	$(0.23)

Net loss per share:
Basic	$(0.05)	$(0.10)	$(0.05)	$(0.22)
Diluted	$(0.05)	$(0.10)	$(0.05)	$(0.22)

Weighted-Average Shares used in computing per share amounts:
Basic	527,091	527,111	527,101	525,559
Diluted	527,091	527,111	527,101	525,559

Press Release Financials

SANMINA-SCI

2700 North First Street

San Jose, CA 95134

Tel: 408-964-3610

Sanmina - SCI Corporation
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
GAAP Gross Profit	$118,775	$162,138	$425,173	$495,184
GAAP gross margin	4.8%	6.0%	5.4%	6.0%
Adjustments:
Stock compensation expense (1)	1,327	1,803	3,583	4,663
Amortization of intangible asset	221	—	663	—
Non-GAAP Gross Profit	120,323	163,941	429,419	499,847
Non-GAAP gross margin	4.8%	6.1%	5.5%	6.1%
GAAP operating income (loss)	$11,898	$(15,146)	$85,126	$60,742
GAAP operating margin	0.5%	-0.6%	1.1%	0.7%
Adjustments:
Stock compensation expense (1)	7,458	3,676	13,516	9,408
Amortization of intangible assets	1,942	2,181	5,645	6,485
Stock Option Investigation and Integration	1,024	71	6,669	337
Restructuring Costs	6,739	72,793	28,901	129,014
Asset Impairment	—	5,570	—	5,570
Non-GAAP operating income	$29,061	$69,145	$139,857	$211,556
Non-GAAP operating margin	1.2%	2.6%	1.8%	2.6%

GAAP net loss	$(27,640)	$(54,802)	$(25,523)	$(113,470)
Adjustments:
Operating income adjustments (see above)	17,163	84,291	54,731	150,814
Gain on sale of surplus real estate	—	—	(6,840)	—
Loss on redemption of debt and other (3), (4), (5)	3,175	2,819	3,175	92,892
Cumulative effect of accounting change (2)	—	—	—	(5,695)
Tax effect of above items	(15,509)	2,113	(12,909)	(20,079)
Non-GAAP net income (loss)	$(22,811)	$34,421	$12,634	$104,462

Non-GAAP Earnings Per Share:
Basic	$(0.04)	$0.07	$0.02	$0.20
Diluted	$(0.04)	$0.07	$0.02	$0.20

Weighted-Average Shares used in computing Non-GAAP earnings per share amounts:
Basic	527,091	527,111	527,101	525,559
Diluted	527,091	528,389	529,982	526,182

(1)             Total stock compensation expense for the three and nine month periods ended June 30, 2007 and July 1, 2006 are presented as follows:

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	(In millions)
Cost of sales	$1.3	$1.8	$3.5	$4.7
Selling, general and administrative	6.1	1.7	9.7	4.2
Research and development	0.1	0.2	0.3	0.5
	$7.5	$3.7	$13.5	$9.4

(2)             The impact of adoption of SFAS 123R “Share-Based Payments,” recorded in the first quarter of fiscal 2006 (restated) was approximately $5.7 million.

(3)             The Company recorded a net loss of approximately $84.6 million from the early extinguishment of the $750 million 10.375% Notes due 2010 in the second quarter of fiscal 2006 (restated). The amount included a $112.2 million loss on early extinguishment and the net benefit of $22.1 million from an adjustment of the interest rate swap with respect to the 10.375% Notes.

(4)             The Company recorded a net loss of approximately $3.2 million from early extinguishment of the $600 million Senior Unsecured Term Loan due 2008 in the third quarter of fiscal 2007.

(5)             The Company wrote off a long term investment of $2.8 million in the third quarter of fiscal 2006.